For Immediate Release                                                                         Contact:  Eugene H. Wrobel
                                                                                                                  Vice President and Treasurer
                                                                                                                  (256) 730-2118

Intergraph Reports Third Quarter 2003 Results:
Revenue of $133.6 Million and Operating Income of $5.5 Million

HUNTSVILLE, Ala.,October 30, 2003– Intergraph Corporation <NASDAQ: INGR> today reported operating results for its third quarter ended September 30, 2003.

For the quarter, Intergraph reported revenue of $133.6 million, operating income of $5.5 million and net income of $12.9 million which included an $18 million pre-tax settlement of an intellectual property lawsuit.  Net income was $.27 per share (diluted).

(In millions)	Q3 2003	Q2 2003	Q3 2002	9 months 2003	9 months 2002	Q4 2003 forecast
Revenues	$133.6	$127.3	$ 133.4	$381.5	$379.1	$128.3
Income from operations	$ 5.5	$ 2.9	$ 3.3	$ 12.6	$ 11.3	$ ---(b)
Net income	$ 12.9(a)	$ 0.8	$ 2.7	$ 21.8(a)	$287.6(a)
(a) includes intellectual property settlement (b) includes $3.5 million restructuring charges

"Intergraph delivered solid results in the quarter as all business units exceeded their forecasts for the quarter," said Halsey Wise, Intergraph president and CEO."Our efforts to improve operating margins resulted in a substantial increase in operating income compared to last quarter and a year ago."  In comparison to Q2 2003, total revenues increased 5%, primarily due to revenue increases in the IMGS business unit.  Income from operations increased $2.6 million (92%) as higher revenues at higher gross margins more than offset a $1.8 million (3%) increase in operating expenses.

In comparison to Q3 2002, total revenues were flat but income from operations increased $2.2 million, primarily due to improved gross margins that offset higher operating expenses.  Gross margins improved from 45% in Q3 2002 to 49% in Q3 2003, due primarily to a change in the revenue mix in the ISG business unit.

Operating Expenses of $60.5 million for Q3 2003 were $1.8 million higher than Q2 2003.  Product development expenses increased from last quarter due to continuing investments in several new product offerings in the PPO business unit and a reduction in software development capitalization in the IMGS business unit.  Sales and marketing expenses decreased primarily because Q2 2003 results included the costs of the IMGS annual user conference and Q3 2003 included a reclassification of Z/I Imaging® costs from sales and marketing to maintenance cost of sales.  General and administrative expenses increased from last quarter, primarily due to increases in provisions for doubtful accounts and a reclassification from product development.

Currency Impact - Fluctuations in the value of the U.S. dollar in international markets can have a significant impact on the Company's results of operations. Most subsidiaries sell to customers and incur and pay operating expenses in local currencies. These local currency revenues and expenses are translated into U.S. dollars for reporting purposes. A weaker U.S. dollar increases the level of reported U.S. dollar orders and revenues, increases the dollar gross margin, and increases reported dollar operating expenses of the international subsidiaries. The Company estimates that the weakening of the U.S. dollar in its international markets, primarily in Europe, improved its year-to-date 2003 operating results by approximately $0.11 per share (basic and diluted) in comparison to the first nine months of 2002.

Total Other Expense, Net for the quarter was $14.6 million.   The Company recorded $11.6 million, net, intellectual property income primarily due to its $18 million settlement of all patent disputes with Texas Instruments™ Incorporated.  The settlement was netted against $6.4 million of expenses associated with protecting and licensing the Company’s intellectual property.

The Company also recorded a $1.8 million gain on the sale of all remaining shares of Creative Technology, Ltd. (Creative) common stock and earned interest income of $1.5 million during the quarter.

Income Tax Expense was $7.1 million for the quarter.  The effective tax rate was approximately 36% for Q3 2003 and will fluctuate from quarter to quarter, depending on the countries in which taxable income is earned.

The Balance Sheet continues to reflect a solid financial position.  During the quarter the Company spent $20.9 million to repurchase its common stock and received $12.4 million in proceeds from the sale of Creative stock.  The stock repurchase was the primary reason cash and short-term investments decreased $8.9 million to $489.7 million at September 30, 2003.

Business Outlook
Information contained in this news release (including this Business Outlook) includes statements that are forward-looking as defined in Section 21E of the Securities Exchange Act of 1934.  Readers are cautioned against placing undue reliance on any forward-looking statements which are subject to known and unknown risks and uncertainties.  Please refer to the “Cautionary Note Regarding Forward-Looking Statements” at the end of this news release.

Commenting further on the quarterly results, Wise said, "We are pleased with our third quarter results and remain focused on improving revenue and managing operating costs.  Each of our vertical business units has unique attributes and we will continue to focus on building value in each, based on relative market dynamics.  Further, our Q4 2003 forecast includes approximately $3.5 million of charges for cost reductions which we have already identified.  We continue to work on our forward business planning process.  As we continue to evaluate our markets and operating performance we may determine that there are other actions needed to increase our profits."

Corporate developments in the third quarter included the sale of all remaining shares of Creative common stock.  The Company also settled all claims and suits with Texas Instruments Incorporated (TI) with TI agreeing to pay $18 million to license Intergraph's patents.  There were no significant changes in the lawsuit against Dell, Gateway, and Hewlett Packard or in Intel's appeal of the October 2002 verdict in Intergraph's favor.  Last week, the Company learned that the parties will present oral arguments in the Intel appeal on December 1.

Turning to another point, Wise observed, "We continue to responsibly address the structure and oversight of our organization.  We added a ninth director, Michael Bills, who becomes the seventh outside member on our Board.  Mr. Bills is quite experienced in corporate finance and financial markets.  I expect him to make valuable contributions to our Board and welcome his energy, commitment and expertise."

This quarter also saw the formation of a Corporate Governance Committee on July 30 and the Board's adoption of Corporate Governance Guidelines this week.  These guidelines were recommended to the Board by the Corporate Governance Committee, which is comprised solely of independent directors.

Wise commented, "I am very pleased that the Board has adopted the Corporate Governance Guidelines to ensure an effective corporate governance framework for Intergraph.  These principles reflect core values which support Intergraph's governance and management systems and its interactions with others."

Wise continued, "The formation of the Corporate Governance Committee, the recent addition of Michael Bills to the Board and the adoption of these corporate governance guidelines are part of a process that reflects our Board's commitment to achieving business success and enhancing long-term shareholder value, while maintaining the highest standards of responsibility, ethics and integrity.  The Intergraph Board is committed to ethical conduct, responsible decision-making, and transparent operations before our shareholders.  In addition, the Board has committed to a self-evaluation of itself and its committees, which I believe will further enhance and strengthen our Board."

Citing the repurchase of Intergraph shares this quarter through the Company's open market share repurchase program, the Dutch Auction Tender offer to purchase shares of the Company's common stock, and the corporate governance initiatives announced today, Wise said, "Both Intergraph management and our Board of Directors are working hard to serve the interests of all of our shareholders."

As was announced last week, the Company also appointed an Executive Vice President of Strategic Planning and Corporate Development, Reid French.  Mr. French will lead the development of a corporate strategic plan, focused on improving operating results.

Capitalization

The Company repurchased 900,920 shares of its common stock in Q3 2003 for approximately $20.9 million and has repurchased approximately 6.3 million shares since late 2001.  Total expenditures under the program through September 30, 2003 have been $115.7 million.

The Company also announced today in a separate press release that the Board has approved a Dutch Auction Tender Offer to purchase shares of the Company's common stock.

Review of Intergraph's Core Businesses

Intergraph consists of four core business units and a corporate oversight function.  The core business units are managed as separate businesses.  The Company believes that providing details about each business unit is useful to investors.

Process, Power & Offshore (PPO)

(In millions)	Q3 2003	Q2 2003	Q3 2002	9 months 2003	9 months 2002	Q4 2003 forecast
Revenues	$33.6	$32.7	$32.5	$96.8	$92.6	$32.0
Income from operations	$ 4.0	$ 4.3	$ 5.8	$12.5	$15.0	$ 3.0

For the second quarter in a row since the Company began reporting vertical segment results in 2001, the Process, Power & Offshore (PPO) division reported record revenues.  In the third quarter of 2003, PPO revenues totaled $33.6 million, an increase of 3% compared to both the second quarter of 2003 and the third quarter of 2002.  For the first nine months of 2003, revenues totaled $96.8 million, an increase of 5% over the prior year.  The year-to-date revenue increase was mainly due to higher software maintenance revenues -- in particular, a large contract signed with GRAD, a consortium of shipbuilders (Samsung Heavy Industries, Universal Shipbuilding Corporation and Odense Steel Shipyard) for new shipbuilding applications -- and to strong sales of our new information management products.

Operating income was $4.0 million for the quarter, a 7% decrease compared to the second quarter 2003 and a 30% decrease from the third quarter of 2002.  This decrease in both periods was mainly due to higher operating expenses, especially higher shipbuilding product development expenses. Operating income was $12.5 million for the first nine months, a $2.5 million decrease from the prior year.  The lower operating income for the nine-month period, as compared to 2002, was due mainly to higher operating expenses in 2003 that were partly offset by higher revenues and higher gross margins.  Operating income for the year 2003 is expected to be lower than 2002, due to higher operating expenses as a result of significant investments in several new product offerings, including SmartPlant® 3D for plant design, IntelliShip™ for ship design and construction, and SmartPlant Foundation for data management.

Third quarter revenues remained strong in oil and gas (both on- and offshore) and in the pharmaceutical sector. The power generation segment remained weak while the chemical industry segment is recovering.  In Q3 2003, PPO signed several significant new software contracts ranging in size from $200,000 to more than $1.0 million with Statoil, Norway's state-owned oil and gas company, for SmartPlant Foundation, with Promon in Brazil for MARIAN, with Kvaerner in the United States for the first sale of the PRISM product under a reseller agreement with ARES Corporation, a PDS and SmartPlant Foundation sale on a new offshore platform design to the Sevmorneftegaz joint venture in Russia and a PDS and SmartPlant Foundation sale to Hyundai Offshore in South Korea.  Throughout 2003, the division has been encouraged by the growing demand for its integrated data and document management solutions (SmartPlant Foundation), which is offsetting a decrease in the demand for 3D design licenses due to the weak world economy. Compared to the first nine months of 2002, revenues are up significantly in the European region (EMEA) and the Asia Pacific region, while the Americas region reported slightly lower revenues.  For the third quarter of 2003, revenues in Asia Pacific were up 10%, EMEA up 4%, and the Americas was relatively flat compared to the second quarter.

For Q4 of 2003, the division forecasts revenues of $32.0 million and operating profit of $3.0 million.

Intergraph Public Safety (IPS)

(In millions)	Q3 2003	Q2 2003	Q3 2002	9 months 2003	9 months 2002	Q4 2003 forecast	Backlog
Revenues	$16.6	$16.9	$18.5	$50.0	$50.2	$16.0	$40.4
Income from operations	$ 3.5	$ 3.6	$ 5.9	$10.6	$12.3	$ 2.0

For Q3 2003, Intergraph Public Safety reported revenues and operating income essentially flat with Q2 2003 levels.  The slight decrease in total revenues is primarily the result of the completion of a major contract in Europe partially offset by higher maintenance and professional services revenues.  In comparison to the third quarter of 2002, revenues declined approximately 10% and income from operations declined by $2.3 million as a result of the completion of a large services contract in Australia in Q3 2002.

On a year-to-date basis, revenues are flat with the same period last year. New projects and more maintenance contracts have offset the loss of revenues from the Australian services contract. Income from operations declined approximately 14% from the first nine months of 2002.  Higher total gross margins partially offset an increase in operating expenses and the loss of margin related to the services contract in Australia.  Orders were below plan for Q3 2003, but are on plan for the year.

In Q3 2003, several sites deploying IPS's Records Management System began live operations.  IPS has also been selected to negotiate several contracts that are expected to result in orders in Q4 2003 or Q1 2004.

In Asia, IPS established its first distributor in China. In Europe, IPS signed a new contract with the Police of the Canton of Zurich, Switzerland and delivered the first three systems under its contract with the German Border Guards (Federal Police) for the delivery of a nationwide command & control infrastructure.

Backlog was down by $3.0 million to $40.4 million at September 30, 2003 because of lower-than-plan orders in Q3 2003.

Intergraph Solutions Group (ISG)

(In millions)	Q3 2003	Q2 2003	Q3 2002	9 months 2003	9 months 2002	Q4 2003 forecast	Backlog
Revenues	$30.5	$30.1	$34.1	$88.0	$100.5	$30.5	$71.8
Income from operations	$ 2.0	$ 2.8	$ 0.2	$ 6.0	$ 4.6	$ 1.4

For Q3 2003, ISG reported a slight increase in revenues compared to Q2 2003 and a 29% decrease in operating income.  The increase in revenues was due to the Enhanced Technical Information Management System (ETIMS) Time & Materials contract with the U.S. Air Force that was awarded in Q2 2003.  This contract offset lower product sales and the expected continued decline in legacy hardware maintenance revenues from the Company's discontinued hardware operation.  Revenues in legacy hardware maintenance declined 29% from Q2 2003.  Product revenues (primarily ruggedized hardware) declined due to the accelerated shipment of shipboard digital video surveillance systems during Q2 2003.  The decrease in operating income was due to the combined effects of lower gross margins in legacy hardware maintenance, product mix changes, and the timing of major project milestones.

In comparison to Q3 2002, total revenues decreased 11% and operating income increased substantially due to higher gross margins and lower operating expenses.  Q3 2003 revenues declined from Q3 2002 because of a 42% decline in legacy hardware maintenance as expected due to expiring contracts, and a 66% drop in product revenues from Q3 2002, which included a $4.8 million sale of third-party software at very low margin.  These revenue declines were partially offset by a 20% growth in services revenues primarily from the ETIMS contract.  The significant increase in operating income from Q3 2002 resulted from improved gross margins due to product mix changes and lower operating expenses.  In addition, Q3 2002 was negatively impacted by several non-recurring costs.  Maintenance margins improved 5 percentage points from Q3 2002 as a result of headcount reductions in 2002.  Product margins improved 18 percentage points due to changes in product mix from third-party products to Intergraph-produced ruggedized hardware products.

On a year-to-date basis, ISG is reporting revenues of $88.0 million, which is 12% lower than in the first nine months of 2002.  The reduction in year-to-date revenues resulted from comparison to a strong Q1 2002 (which saw programs delayed from Q4 2001 to Q1 2002 in the aftermath of the September 11 attacks), a decline in product shipments (Q3 2002 benefited from a $4.8 million sale of third-party software to the federal government at a very low margin), and the ongoing decline in legacy hardware maintenance.

Operating income for the first nine months of 2003 was $6.0 million, 30% higher than in the first nine months of 2002.  The increase in operating income was a result of improved gross margin percentages in products and hardware maintenance and lower operating expenses.  Product gross margin percentages improved due to a shift in product mix from third-party pass-through products to Intergraph-produced products.  Improved gross margins in maintenance reflected a $3.3 million reduction in labor and overhead costs due to headcount reductions in 2002 and 2003.  Lower sales and marketing and general and administrative expenses resulted as ISG continued to align expenses with revenue levels.

Total systems and services backlog declined by $3.9 million during the third quarter.  Ending backlog was $71.8 million for Q3, reflecting continued performance on federal government programs, which are cyclically funded.  ISG remains cautiously optimistic of ongoing strength in the federal government sector, specifically the Department of Defense.  The continued shortfall in state government budgets and economic conditions in the commercial IT sector continue to limit near-term growth opportunities in those segments.

For Q4, ISG is forecasting revenues of $30.5 million and operating income of $1.4 million.  The flat revenue level is due to the expected reduction in billable labor in the last calendar quarter and expected lower legacy hardware maintenance revenues.  Increased shipments of third-party products should offset these declines in revenues.  Expected operating income is lower due to costs associated with severance and facility shutdown costs in legacy hardware maintenance, reduced billable labor, and a greater mix of lower margin third-party products.

Intergraph Mapping and Geospatial Solutions (IMGS)

(In millions)	Q3 2003	Q2 2003	Q3 2002	9 months 2003	9 months 2002	Q4 2003 forecast	Backlog
Revenues	$54.5	$48.5	$49.9	$149.8	$142.7	$51.5	$73.2
Income (loss) from operations	$ 2.8	$(1.2)	$ (0.8)	$ 1.7	$ (2.1)	$ 1.0

For Q3 2003, IMGS reported $54.5 million in revenues and operating income of $2.8 million.  As compared to the previous quarter, total revenues increased by $6.0 million and operating income increased $4.0 million primarily due to higher Z/I Imaging and Mapping and GIS product sales.  A significant component of the revenue increase was the initial Digital Mapping Camera sales by Z/I Imaging.  The increase in operating income was primarily the result of the higher revenues in the period.  In addition, gross margins in the third quarter were higher in relation to the second quarter, reflecting the impact of the non-recurring adjustment to the Z/I Imaging inventory that was reported in the second quarter results.  Operating expenses were basically flat in the period as lower sales and marketing costs offset higher general and administrative and product development expenses.  Sales and marketing costs in the second quarter included the expenses associated with the IMGS annual user conference.  Product development costs increased because of a reduction in software development capitalization during the period.

Compared to Q3 2002, total revenues grew by $4.6 million (9%) and operating income increased by $3.6 million.  Revenues increased as a result of more product sales and long-term project progress.  The increase in operating income reflects higher revenues, more product content in the revenue mix, and lower sales and marketing expenses associated with the consolidation of the Mapping/GIS and Utilities & Communications sales and marketing infrastructure since Q3 2002.

On a year-to-date basis, IMGS revenues are up 5% or $7.1 million and operating income increased $3.8 million over the same period in 2002.  The revenue growth reflects progress made towards completing new long-term projects that were booked earlier this year.  Operating expenses are down 3% from the first nine months of 2002, mainly due to product development and sales and marketing savings associated with the consolidation of the Utilities and Communications business unit into IMGS in Q4 last year.

Management attributes the improved performance in the third quarter to progress made in specific core business areas including Z/I Imaging and progress on key Mapping and GIS and Utilities and Communications projects.  IMGS enters Q4 with a backlog increase of $5.5 million.  The increased backlog reflects strong product and services bookings in the third quarter.  In the fourth quarter, IMGS is forecasting revenues of $51.5 million with operating income of $1.0 million.

Corporate Holding Company

(In millions)	Q3 2003	Q2 2003	Q3 2002	9 months 2003	9 months 2002	Q4 2003 forecast
Revenues	$ 2.9	$ 3.0	$ 4.1	$ 9.4	$ 10.2	$ 2.3
Income (loss) from operations	$ (6.8)	$ (6.6)	$ (7.6)	$ (18.2)	$ (18.9)	$ (7.6)

The corporate holding company reports revenues and costs including:

          o  Oversight costs associated with the offices of CEO, CFO, Treasurer, Strategic Planning, General Counsel, the Board of Directors, internal and external audit, and other costs that are directly the result of Intergraph being a publicly held company.

          o  Revenues and costs for Teranetix™ (a provider of commercial repair and logistics services) and international hardware maintenance.

          o  Residual costs of exiting the hardware business, including management of warranty reserves and a repair depot.

Intellectual Property

The Company has intellectual property that is used in a variety of industries, including computers, consumer electronics, telecommunications, and electronics design.  The Company defends the value of its intellectual property (IP) portfolio by using both licensing and litigation options.  The Company remains actively engaged in licensing discussions, as well as patent litigation with several companies.  All income and expenses associated with the IP portfolio, including legal expenses, are classified and reported in the Other Income (Expense) section of the income statement.

Intel Litigation:  On July 29, 2001, the Company filed a patent infringement case against Intel Corporation in the U.S. District Court for the Eastern District of Texas.  The Texas case pertained to the Company's parallel instruction computing (PIC) patents and went to trial on July 2, 2002.  On October 10, the judge ruled that the PIC patents were valid, enforceable, and infringed by Intel's Itanium and Itanium 2 products.  Based upon the trial court's decision and the parties' prior settlement agreement, Intel paid $150 million to the Company in November 2002.  Intel has appealed this ruling.  Regardless of the outcome on appeal, the Company will retain the $150 million received for the trial court decision.  Intel will be required to pay an additional $100 million in damages if the trial court's decision is affirmed on appeal.  The parties have completed the briefing process and Oral argument is scheduled for December 1, 2003.  The final decision from the appeal court is not expected until at least the first quarter of 2004.

OEM Litigation:  On December 16, 2002, the Company filed a patent infringement action against Dell, Gateway and Hewlett-Packard/Compaq (HP) in the U.S. District Court for the Eastern District of Texas.  The Company's complaint alleges that products from the three computer vendors infringe U.S. Patent Numbers 4,899,275 and 4,933,835 and 5,091,846.  These computer system-level patents relate to memory management technology.  The OEM action seeks an unspecified amount of damages for past infringement, plus a statutory patent injunction.  The Company delayed serving the defendants with the lawsuit and engaged each defendant in licensing discussions.  These licensing discussions were not successful and the defendants were served on April 1.  The case has been set for trial on August 2, 2004.  A copy of the court's trial schedule is available on Intergraph's Web site.

On May 28, 2003, HP filed a patent countersuit against the Company in the Northern District of California.  HP also asked the Texas court to transfer the OEM case to the Northern District of California for consolidation with their countersuit.  The countersuit did not specify any accused infringing products or resulting damages, and was initially dismissed as legally defective.  HP has since filed a corrected amended complaint.  The Texas court has also denied HP's motion to transfer to California, a copy of which is available on Intergraph's Web site.  The Company has not determined what impact, if any, HP's countersuit may have on the Company's results of operations and cash flows.  The Company will vigorously defend against HP's countersuit.  HP has also filed an amended answer and counterclaim in the Texas case, which alleges that Intergraph's patent assertions are an antitrust violation of the Sherman Act.  The Company believes HP's antitrust counterclaim to be without merit, and will vigorously defend the same.

On June 21, 2003, Dell filed a counterclaim against Intel Corporation, adding them as a party to the OEM case.  Intel filed a general denial to Dell's counterclaim.  It is currently unclear what role Intel will play as a party in the OEM action.  Dell also filed a motion to have their "Intel implied license" defense tried separately from the infringement case.  Intergraph opposed Dell's motion to bifurcate, and the trial court subsequently denied Dell's motion.  A copy of the trial court's order is available on the Intergraph Web site.

Texas Instruments Litigation: The Company filed suit against Texas Instruments (TI) in the U.S. District Court for the Eastern District of Texas on January 30, 2003.  The TI case alleged that the Company's PIC patents were infringed by TI's family of Digital Signal Processors ("DSP").  DSPs are used as high-performance embedded controllers in consumer products.  Their applications include audio and video encoders and decoders, broadband solutions, optical networking, telephony, voice processing, and wireless communications.  TI subsequently asserted counterclaim patents in two separate legal actions in the Eastern District of Texas.  As previously reported, the Company concluded settlement discussions with TI in September.  In summary, TI agreed to pay the Company $18 million, dismiss all of TI's countersuits, and take a license to Intergraph's patents.  Under the terms of the settlement, the Company expects to receive the settlement payment in Q4 2003.

Conference Call and Webcast

Intergraph will provide an online, real-time Webcast and rebroadcast of the third quarter conference call to be held Thursday, October 30, 2003, at 11:00 a.m. (Eastern time).  The live broadcast will be available online at www.intergraph.com/investors.  Listeners will be asked to pre-register and should plan to visit this Web page a few minutes before the broadcast begins.  The replay will be available shortly after the conference call ends and is expected to remain available online until October 31, 2004.  In addition, the replay can be heard by telephone any time before the close of business November 30, 2003.  Call 1-888-568-0136 and refer to reservation #7455615.

Statements and comments made during the conference calls that are not solely historical in nature are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially and adversely. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied therein will not be realized.

Intergraph Corporation

Consolidated Balance Sheets (Unaudited)

                                                                                                                                           September 30,           December 31,
                                                                                                                                                   2003                           2002

(in thousands)
Assets

    Cash and short-term investments                                                                               $ 489,683                  $   506,024
    Accounts receivable, net                                                                                                 149,659                       152,187
    Inventories, net                                                                                                                   15,680                         19,397
    Other current assets                                                                                                           58,119                         39,795
            Total current assets                                                                                                713,141                       717,403

    Investments in affiliates                                                                                                     10,043                         20,700
    Capitalized software development costs, net                                                                 30,524                         29,830
    Other assets, net                                                                                                                 13,772                         16,889
    Property, plant, and equipment, net                                                                                 50,504                         50,818
                    Total Assets                                                                                                   $ 817,984                  $   835,640

Liabilities and Shareholders' Equity

    Trade accounts payable                                                                                               $   18,358                  $     17,850
    Accrued compensation                                                                                                      36,104                         31,541
    Other accrued expenses                                                                                                     39,626                         35,730
    Billings in excess of sales                                                                                                  43,143                         43,908
    Income taxes payable                                                                                                         32,296                         67,477
    Short-term debt                                                                                                                            ---                              169
            Total current liabilities                                                                                          169,527                       196,675

    Deferred income taxes and other noncurrent liabilities                                                 19,519                         17,255
            Total shareholders’ equity                                                                                     628,938                       621,710

                    Total Liabilities and Shareholders’ Equity                                              $ 817,984                  $   835,640

Intergraph Corporation
Consolidated Statements of Operations (Unaudited)

                                                                                                                     Quarter Ended                         Nine Months Ended
                                                                                                                     September 30,                              September 30,
                                                                                                               2003                   2002                   2003                   2002

(in thousands, except per share amounts)
Revenues
    Systems                                                                                       $   75,357          $     80,914         $ 218,582          $   219,268
    Maintenance                                                                                    32,441                 31,174               96,551                 89,503
    Services                                                                                            25,785                 21,328               66,350                 70,311
        Total revenues                                                                          133,583               133,416             381,483               379,082

Cost of Revenues
    Systems                                                                                            37,442                  43,501            111,819               112,897
    Maintenance                                                                                    12,295                 14,664               37,370                 42,396
    Services                                                                                            17,877                 15,284               48,139                 49,159
        Total cost of revenues                                                                67,614                 73,449             197,328               204,452

            Gross profit                                                                             65,969                 59,967             184,155               174,630

Product development expenses                                                        16,465                 14,593               42,942                 39,310
Sales and marketing expenses                                                          24,049                 24,103               74,338                 71,606
General and administrative expenses                                               19,970                 18,010               54,296                 52,462
            Income from operations                                                           5,485                   3,261               12,579                 11,252

Intellectual property income (expense), net                                    11,594                  (1,215)              12,589               288,951
Gains (losses) on sales of assets                                                        1,796                  (1,331)                2,951                 17,214
Interest income                                                                                      1,497                   2,262                  5,096                   4,923
Other income (expense), net                                                                  (303)                  1,184                   (672)                  2,633
        Total other income (expense)                                                   14,584                      900               19,964               313,721

            Income before income taxes and
               minority interest                                                                 20,069                   4,161               32,543               324,973
Income tax expense                                                                             (7,135)                 (1,300)             (10,700)              (37,050)

            Income before minority interest                                          12,934                   2,861               21,843               287,923

Minority interest in earnings of
    consolidated subsidiaries                                                                       ---                     (188)                       ---                   (285)
            Net income                                                                          $   12,934          $       2,673          $   21,843          $   287,638

Earnings per share:
    Basic                                                                                            $        0.28          $         0.06          $        0.47          $         5.92
    Diluted                                                                                         $        0.27          $         0.05          $        0.45          $         5.62

Weighted average shares outstanding:
    Basic                                                                                                  46,190                 46,311               46,222                 48,579
    Diluted                                                                                              48,135                 48,754                48,322                 51,155

Systems orders                                                                               $   63,100          $     60,000          $ 237,400          $   202,700
Services orders                                                                               $   27,400          $     25,000          $   66,100          $     67,300

Intergraph Corporation
Business Unit Information (Unaudited)

                                                                                         Quarter Ended                                             Nine Months Ended
                                                                                    September 30, 2003                                       September 30, 2003
                                                                                 Total              Operating                                  Total              Operating
                                                                             Revenues         Income (Loss)                         Revenues         Income (Loss)

(in thousands)
        PPO                                                            $     33,594              $       4,016                          $     96,799            $     12,491
        IPS                                                                     16,620                       3,527                                 49,999                   10,558
        ISG                                                                     30,466                       2,021                                 88,021                     6,001
        IMGS                                                                 54,481                       2,768                               149,786                     1,722
        Corporate                                                           2,885                      (6,847)                                  9,378                  (18,193)
        Eliminations                                                      (4,463)                             0                                (12,500)                           0
            Total Company                                     $   133,583              $       5,485                          $   381,483            $     12,579

Cautionary note regarding forward-looking statements
This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the Company’s ability to commence and consummate the anticipated tender offer, the Company's Business Outlook, projections about revenues, operating income levels, margins, and market conditions and their anticipated impact on Intergraph and its vertical business segments; expectations regarding Intergraph’s various ongoing litigation proceedings; expectations regarding future results and cash flows; information regarding the development, timing of introduction, and performance of new products; and any statements of the plans, strategies, and objectives of management for future operations. The forward-looking statements are subject to known or unknown risks and uncertainties (some of which are beyond Intergraph's control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our ongoing efforts to protect our intellectual property, including, but not limited to, an overturn on appeal of the ruling in favor of us in our patent infringement action against Intel Corporation, an adverse ruling in our patent infringement action against various original equipment manufacturers ("OEMs"), including Dell Computer Corporation™, Gateway Inc.™ and Hewlett-Packard Co.™, and other ongoing and potential litigation and patent enforcement efforts, including uncertainties associated with potential patent infringement claims against non-domestic OEMs, material changes with respect to our business, litigation prospects or the securities markets (including the market for Intergraph common stock), worldwide political and economic conditions and changes, the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to enforce and protect Intergraph's intellectual property rights, the ability to access the technology necessary to compete in the markets served, risks associated with doing business internationally, risks associated with various ongoing litigation proceedings, and other risks detailed in our press releases or in our annual, quarterly or other filings with the Securities and Exchange Commission.

Intergraph Background Information
Intergraph Corporation (NASDAQ: INGR) is a worldwide provider of end-to-end technical solutions and systems integration.  Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including public safety; process, power and offshore; and mapping/GIS, utilities, communications and earth imaging.  In addition, Intergraph's intellectual property division manages Intergraph's portfolio of intellectual property, including patents, copyrights, and trademarks.  Intergraph is headquartered in Huntsville, Ala., with offices worldwide.  More information can be found at www.intergraph.com.

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Intergraph, the Intergraph logo, SmartPlant, Z/I Imaging, and IntelliShip are registered trademarks and Teranetix is a trademark of Intergraph Corporation.  Other brands and product names are trademarks of their respective owners.